Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-117795 of Fomento Económico Mexicano, S.A. de C.V. of our report dated February 14, 2003, relating to the consolidated financial statements and financial statement schedule of Panamerican Beverages, Inc. (a Panamanian corporation) and subsidiaries (the “Company”) as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassification of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassification and relating to a 2002 change in the Company’s method of accounting for goodwill), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP
Miami, Florida April 7, 2005